Exhibit 99.CODEETH

ONEAMERICA ASSET MANAGEMENT, LLC®

ONEAMERICA FUNDS, INC.

CODE OF ETHICS

Governing the Activities of Certain Officers, Directors, and Employees

I.  Legal Requirement

ONEAMERICA FUNDS, INC. (the “Fund”) and OneAmerica Asset Management, LLC (“OAM” or the “Adviser”) have adopted this Code of Ethics in accordance with Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule 17j-1 promulgated thereunder, and (as applicable) Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204A-1 promulgated thereunder.

The 1940 Act and the Advisers Act impose certain restrictions on the activities of investment advisers, investment companies, and their directors, officers and employees. When dealing with any person, including the Fund, for whom the Adviser acts as an investment manager (“Advisory Client”), partners, officers, members, directors and employees of the Adviser (all “supervised persons” under the Advisers Act) should be mindful of the fact that Section 206 of the Advisers Act makes it unlawful for an investment adviser to, among other things, directly or indirectly:

1.                                      Employ any device, scheme, or artifice to defraud any client or prospective client;

2.                                      Engage in any transactions, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; and

3.                                      Engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

In addition, with respect to the Fund and other registered investment companies that are Advisory Clients, Rule 17j-1 under the 1940 Act imposes additional restrictions.  Rule 17j-1 makes it unlawful for any director, officer or employee of a fund or of its investment adviser or principal underwriter (as well as other persons), in connection with the purchase and sale by such person of a security “held or to be acquired” by a fund:

1.                                      To employ any device, scheme or artifice to defraud the fund;

2.                                      To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.                                      To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

4.                                      To engage in any manipulative practice with respect to the fund.

A security is “held or to be acquired” for purposes of Rule 17j-1 if within the most recent fifteen days it is or has been held by a fund, or (ii) is being or has been considered by the fund or the Adviser for purchase by the fund, or (iii) consists of any option to purchase or sell, or is any security convertible into or exchangeable for, a covered Security as defined in Section 2(a)(36) of the 1940 Act.

II.                                   General Principles

The Fund and the Adviser shall be governed by the following principles and shall apply them to their supervised persons, including directors, officers, members, employees and “Access Persons,” as applicable.(1)

A.                                    No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 or Section 206 set forth above.

B.                                    The interests of the Advisory Clients are paramount and come before the interests of any Access Person or employee.

C.                                    Personal investing activities of all Access Persons and supervised persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Advisory Clients.  Each Access Person shall promptly report to the Chief Compliance Officer of the Fund or Adviser (hereinafter referred to as “Chief Compliance Officer”) with respect to any corporation or unincorporated enterprise in which he or any members of his family has a material or substantial interest and which has in the past or may in the future engage in transactions in competition with the Adviser or any Advisory Client.

D.                                    Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of any Advisory Client.

E.                                     Confidential information, such as marketing studies, anticipated new products, investment activities, or any other information relative to the Fund’s, or any other client’s, competitive position are not to be discussed outside the Fund or with unauthorized employees of the Adviser. Confidential information must not even be discussed with family or close friends, because this would impose on them a burden they should not be expected to understand or assume.

F.                                      Directors, officers, members and employees of the Fund and the Adviser are expected to comply with all laws and agency regulations that affect the Fund or the Adviser, including but not limited to the following: the Internal Revenue Service, state and local taxing authorities, state insurance and securities commissions, the Financial Industry Regulatory Authority (“FINRA”), and the Securities and Exchange Commission. Requests for information from government agencies should be submitted to the Legal Department of the Adviser unless such requests fall within the normal course of business of the Adviser.

G.                                    All persons covered by this Code of Ethics must promptly report any violations of the Code or securities laws to the Chief Compliance Officer of the Fund and/or Adviser, as appropriate.

H.                                   No director, officer or employee who in good faith reports a violation of the Code or securities laws shall suffer harassment, retaliation or adverse employment consequence. A director, officer or employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action. This policy is to encourage and enable directors, members, officers and employees to raise concerns within the Fund or Adviser rather than seeking resolution outside the Fund or Adviser,

III.                              Policy Regarding Insider Trading

A.                                    Restriction on Trading or Recommending Trading

(1)         An “Access Person” of the Fund or of the Adviser is any person meeting the definition of “Access Person” under Rule 17j-1 and/or Rule 204A-1, respectively, subject to the recognition that the Adviser is primarily engaged in a business other than advising the fund or other advisory clients.  The definitions of Access Person from each Rule are available at http://taft.law.uc.edu/CCL/InvCoRls/rule17j-1.html and http://taft.law.uc.edu/CCL/InvAdvRls/rule204A-1.html.  The Chief Compliance Officer of the Fund is responsible for determining who is an Access Person for purposes of this Code of Ethics, maintains a list of Access Persons and informs Access Persons of their status as such.

Each supervised person, including officers, directors, members and employees of the Fund and the Adviser is reminded that it constitutes a violation of the federal securities laws for any person to trade in or recommend trading in the securities of a company (including a series of the Fund) while in possession of material, nonpublic information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company.  Violations of federal law may give rise to civil as well as criminal liability, including the imposition of monetary penalties.  Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

B.                                    Definition of Material, Nonpublic Information

“Material information” is any information about a company which, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by an average investor in deciding whether to purchase or sell those securities.  Examples of information which should be presumed to be “material” are matters such as dividend increases or decreases, earnings estimates by the company, changes in the company’s previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the “total mix” of information available regarding the company or the market for any of its securities.

“Nonpublic information,” often referred to as “inside information,” is information that has not yet been publicly disclosed.  Information about a company is considered to be non-public information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation.  Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations, including a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisers and others.

Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release).  Someone with access to inside information may not “beat the market” by trading simultaneously with, or shortly after, the official release of material information.

In addition to the general prohibition against trading while in possession of material, nonpublic information, and against disclosing such information to others who trade, there is a specific rule, Rule 14e-3 under the Securities Exchange Act of 1934, which makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company.  This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, non-public information.

C.                                    “Chinese Walls”

In order to guard against the inadvertent dissemination of any nonpublic information about investments reviewed by personnel of the Fund or of the Adviser, the Fund or the Adviser may establish a set of policies and procedures (a so called “Chinese Wall”) designed to restrict access to such information.  If this is deemed to be necessary, no information obtained by Fund or Adviser personnel relating to any investment or prospective investment by the Fund may be revealed to, or sought by, any person who is not a director of the Fund or does not perform functions for the Adviser, or who is not a partner, officer, member, director or employee of the Adviser.  All “access persons” of the Adviser would, under these procedures and if they are adopted, be required to certify annually that they have read, understood, have complied with and will comply with these Chinese Wall procedures.

D.                                    Sanctions

Any director or officer of the Fund or supervised person of the Adviser, including officers, directors, members or employees of the Fund or the Adviser, who knowingly trades or recommends trading while in possession of material, nonpublic information may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal.

IV.                               Substantive Restrictions

A.                                    The price paid or received by the Fund, or any other Advisory Client, for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  To that end:

(1)                                 no Access Person of the Fund or Adviser shall enter an order for the purchase or sale of a security which such Access Person knows or should have known that an Advisory Client is, or is considering, purchasing or selling until at least two days after the Advisory Client’s transactions in that security have been completed unless the Chief Compliance Officer of the Fund or the Adviser determines that it is clear that, in view of the nature of the security and the market for such security, the order of the Access Person will not affect the price paid or received by any Advisory Client.

(a)                                 Exception:  This subsection shall not apply to any director of the Fund who:

(1)                                 is not an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940 (see Appendix A) (a “Disinterested Director”) or

(2)                                 is such an “interested person” of the Fund, but is not currently a director, officer or employee of the Adviser and is deemed by the Chief Compliance Officer to lack the sorts of potential conflicts of interest by reason of his or her status as an “interested person” of the Fund as would render inappropriate treatment of the director as subject to a comparatively reduced obligation under this Code of Ethics (a “Non-executive Director”).

except with respect to securities transactions where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that such security was being purchased or sold by the Fund or a purchase or sale of such security was being considered by or with respect to the Fund; and

(2)                                 a “Portfolio Manager”(2) of the Fund and an “Investment Person”(3) of the Adviser may not buy or sell a security within seven days before or after that Fund trades in the security.

B.                                    In accordance with the insider trading policy set forth in Section III of this Code of Ethics:

(1)                                 No Access Person, supervised person of the Adviser or director, member, officer, or employee of the Adviser may trade, either for his or her own account or the account of another, or recommend trading in a security while in possession of material nonpublic information with respect to that security.

(2)       “Portfolio Manager” includes those employees of the Fund, the Adviser or the Distributor authorized to make investment decisions on behalf of the Fund.

(3)       “Investment Person” includes any Portfolio Manager or employee of a Fund, the Adviser or the Distributor, such as a securities analyst and trader, who advises Portfolio Managers or executes their decisions.  Investment Person shall also include Investment Personnel, as that term is defined under Rule 17j-1 of the Act, as well as Access Persons of the Adviser, as that term is defined under Rule 204A-1 of the Investment Advisers Act of 1940.

(2)                                 Whenever an Access Person, supervised person of the Adviser or director, member, officer, or employee of the Adviser believes that he or she may have come into possession of material nonpublic information about a public company, he or she personally must notify the Legal Department of American United Life Insurance Company (“AUL”), who, by agreement, provides legal services to the Adviser, and should not discuss the information with anyone else.

C.                                    No “Investment Person” may acquire any securities issued as a “private placement”(4) or as part of an initial public offering (“IPO”)(5) of an issuer which is also being purchased or sold by the Adviser for any Advisory Client or for Adviser’s own account.

D.                                    Each Investment Person must seek written approval from the Chief Compliance Officer prior to directly or indirectly acquiring any beneficial interest in an IPO or a private placement transaction.  The Chief Compliance Officer shall maintain a record of all such requests by Investment Persons to acquire such securities, which shall include a description of the rationale supporting the approval or denial of such requests, and whether the request was ultimately approved or rejected.  Such approval shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client or the Adviser and whether the opportunity is being offered to such person because of his or her position with the Fund or the Adviser. Any such Investment Person who has been authorized to acquire securities in an IPO or a private placement must disclose his or her interest if he or she is involved in the Fund’s or the Adviser’s consideration of an investment in such issuer.

E.                                     An Investment Person must not accept gifts in excess of limits contained in Rule 3060 of the Conduct Rules of FINRA from any entity doing business with or on behalf of a Fund or the Adviser.

F.                                      An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent receiving the prior approval of such service by the Chief Compliance officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

G.                                    Unless otherwise determined by the Adviser or the Fund, any profits derived from securities transactions in violation of paragraphs A, B, C, or D above, shall be forfeited and paid to the appropriate Advisory Client for its benefit or for the benefit of its shareholders or, if there is no affected Advisory Client, a charity approved by the Chief Compliance Officer of the Fund or Adviser, as applicable. Gifts accepted in violation of paragraph E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Advisory Client and its shareholders.

Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Chief Compliance Officer (or his or her delegate) prior to proceeding with the transaction.

H.                                   The restrictions of Subsections A and C of this Section IV shall not apply to the following transactions as applicable unless the Chief Compliance Officer determines that such transactions violate the General Principles of this Code:

1.                                      reinvestments of dividends pursuant to a plan;

2.                                      transactions in: direct obligations of the U.S. Treasury and short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers’ acceptances; U.S. bank certificates of deposit; and commercial paper;

3.                                      transactions in which direct or indirect beneficial ownership is not acquired or disposed of;

(4)  A “private placement” is an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933

(5)  An “IPO” is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

4.                                      transactions in accounts as to which an Access Person has no investment control; provided that this exemption shall not be available for a transaction which is suggested or directed by the Access Person;

5.                                      transactions in securities in connection with an employer sponsored tax qualified plan, such as a 401(k) plan, or ESOP, in an amount not exceeding $1,000 in any calendar month;

6.                                      purchases or sales of securities which are not eligible for purchase or sale by any Advisory Clients;

7.                                      purchases or sales which are non-volitional on the part of the Access Person;

8.                                      purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

9.                                      purchases or sales which, as determined by the Chief Compliance Officer, are only remotely potentially harmful to an Advisory Client because they would be very unlikely to affect a highly institutional market (for example, companies that have a market capitalization of greater than three billion dollars or companies that are listed on a national securities exchange), or because they clearly are not related economically to the securities to be purchased, sold or held by the any Advisory Client;

10.                               purchases or sales of shares of open-end management investment companies; and

11.                               purchases or sales of high quality short-term debt instruments.(6)

V.                                    Procedures

A.                                    To enable the Adviser and the Fund to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by their Access Persons:

1.                                      Each Access Person shall notify the Chief Compliance Officer of all brokerage, dealer or bank accounts in which he or she has any “Beneficial Ownership,”(7) whether or not the securities held in the account are Reportable Securities, (a) within ten (10) days of becoming an Access Person and (b) within ten (10) days of an Access Person opening of any such account, if such account is opened subsequent to such person becoming an Access Person

2.                                      Each Access Person, with respect to each such account in which such Access Person has any Beneficial Ownership, and in which Reportable Securities are held, shall arrange that the broker, dealer or bank shall mail duplicate copies of periodic statements with respect to the account directly to the Chief Compliance Officer at the same time they are mailed or furnished to such Access Person.

3.                                      If an Access Person acquires or disposes of Reportable Securities(8) in which he or she has a

(6)   “High quality short-term debt instrument” is defined as any instrument that has a maturity of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Agency.

(7)   “Beneficial Ownership” generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934.  Beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other immediate family member or over which such family members or the Access Person have discretionary authority.  Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

(8)   “Reportable Securities” include generally all securities, and financial instruments related to securities except U.S. Government direct obligations, bankers’ acceptances, bank CDs, commercial paper, high quality short-term debt instruments and repurchase agreements, and shares of registered open-end management investment companies, commonly referred to as “mutual funds” (other than the series of the Fund in the case of Access Persons of the Adviser), and, with respect to Access Persons of the Adviser who are not Access Persons of the Fund, variable annuities other than those investing in the investment portfolios of Fund.

beneficial interest other than through a brokerage, dealer or bank account for which statements are being provided, he or she shall submit a signed report to the Chief Compliance Officer no later than thirty (30) days after the end of the quarter in which the transaction was effected, which report must contain, at a minimum, the following information:

(a)                                 The date of each transaction, the title of the security, the interest rate and maturity date (if applicable), the exchange ticker symbol or CUSIP number, as appropriate the number of the shares held, and the principal amount of the security;

(b)                                 The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(c)                                  The price at which the transaction was affected;

(d)                                 The name of the broker-dealer, bank, or other entity through which the transaction was effected; and

(e)                                  The date the report was signed and submitted..

4.                                      Each individual who is designated an Access Person shall provide an initial holdings report listing all Reportable Securities beneficially owned by such Access Person within ten (10) days of being so designated as an Access Person.  The holdings report shall: (i) be dated not more than ten (10) days before the report is submitted; (ii) include the title, exchange ticker symbol or CUSIP number, as appropriate, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership; (iii) provide the name of each broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (iv) the date the report was submitted.

5.                                      Each Access Person shall, on an annual basis, provide the Chief Compliance Officer with an annual holdings report listing all Reportable Securities beneficially owned by such Access Person as of the end of each calendar year.  Each holdings report shall: (i) be dated not more than thirty (30) days before the report is submitted; (ii) include the title, exchange ticker symbol or CUSIP number, as appropriate, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect ownership; (iii) provide the name of each broker, dealer or bank with whom the Access Person maintains an account in which any Reportable Securities are held for the direct or indirect benefit of the Access Person; and (iv) the date the person submitted the report. If the Chief Compliance Officer receives the Access Person’s brokerage statements via mail from the brokerage firm, the Access Person may write “Refer to brokerage statements” on the holdings report instead of listing the items in (ii) and (iii) above.

The provisions of this Section V.A shall not apply to any Disinterested Director, except with respect to reporting of securities transactions where such director, at the time of the applicable transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of a transaction in a security by the director, such security was purchased or sold by the Fund or a purchase or sale of such security was considered for purchase or sale by the Fund or the Adviser.

B.                                    The Chief Compliance Officer shall notify each Access Person that he or she is subject to this reporting requirement, and shall deliver a copy of this policy to each Access Person. The Chief Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code of Ethics and has complied with the Code and with its reporting requirements. These reporting requirements shall not apply to independent non-executive directors.

C.                                    The Chief Compliance Officer shall implement a system to monitor the personal investment activity by

Access Persons that is designed to identify abusive or inappropriate trading patterns or other practices of Access Persons.

D.                                    The Chief Compliance Officer shall, at each regularly scheduled meeting of the Fund’s Board of Directors report to the Board any issues arising under this Code of Ethics or the Procedures relating to any material violations of the reporting requirement or material violations of the Code by any director, officer, supervised person, or employee of the Fund or of the Adviser not previously reported including any sanctions imposed in response to a material violation of the Code or the Procedures implementing the Code.

E.                                     In determining materiality, the Chief Compliance Officer may consider the size of the transaction, the harm to the Fund, the fairness or unfairness of any benefit to the Access Person, the circumstances of a particular transaction, the presence or absence of fraud or deceit or manipulative practice which could reasonably be found to have been practiced on the Fund in connection with its holding or acquisition of the security.

F.                                      The Board of Directors of the Fund and the Investment Committee of the Adviser shall consider reports made to it hereunder and upon discovering that a violation of this Code has occurred, may impose such sanctions, in addition to any forfeitures imposed pursuant to Section IV.G hereof, as they deem appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.  In addition, the Board of Directors of the Fund may recommend any actions or sanctions to the Adviser regarding violations of the Code by Access Persons of the Adviser.

G.                                    The Chief Compliance Officer or his designated representative shall, on an annual basis, provide a written report to the Board of Directors of the Fund and of the Adviser that describes: (i) any issues arising under this Code of Ethics or the Procedures used to implement this Code, including any material violations of the reporting requirements or other requirements set forth herein by any director, officer, or employee of the Fund or of the Adviser; (ii) any sanctions imposed in response to a material violation of the Code or the Procedures used to implement the Code; (iii) whether the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and (iv) any recommended changes in existing restrictions or procedures.

H.                                   The Board of Directors of the Fund and the Investment Committee of the Adviser shall approve the Code at least once a year, either independently or through approval of the Compliance Program.

I.                                        This Code (and prior versions as applicable) and any related procedures, a copy of each report by (or duplicate statement for the account of) an Access Person, any written report or memorandum hereunder by the Chief Compliance Officer (including records of all violations of this Code and the actions taken as a result of the violations), records of any decision to permit an Investment Person to purchase shares offered in an IPO or a private offering (including the reasons supporting the decision), and lists of all persons required to make reports shall be preserved by the Adviser and the Fund in the manner and for the period of time required by Rule 204-2 of the Adviser’s Act and/or Rule 17j-1, as applicable, under the conditions described in Rule 31a-2(f)(1) of the 1940 Act.

Restated and Approved:  November 16, 2012

Approved: February 22, 2013

Appendix A

1.              Definition of “Interested Person” under Sec. 2(a)(19) of the Investment Company Act of 1940.

“Interested person” of another person means—

(A) when used with respect to an investment company—

(i)                                     any affiliated person of such company,

(ii)                                  any member of the immediate family of any natural person who is an affiliated person of such company,

(iii)                               any interested person of any investment adviser of or principal underwriter for such company,

(iv)                              any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of such company has acted as legal counsel for such company,

(v)                                 any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6 month period preceding the date of the determination of whether that person of affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for

(1)                                 the investment company;

(2)                                 any other investment company having the same investment adviser as such investment company or holding itself out to investors as a related company for purposes of investment or investment services; or

(3)                                 any account over which the investment company’s investment adviser has brokerage placement discretion.

(vi)                              any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6 month period preceding the date of the determination of whether that person or affiliated person is an interested person, has loaned money or other property to

(1)                                 the investment company;

(2)                                 any other investment company having the same investment adviser as such investment company or holding itself out to investors as a related company for purposes of investment or investor services; or

(3)                       any account for which the investment company’s investment adviser has borrowing authority,

(vii)                           any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company:

Provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its board of directors or Advisory board or an owner of its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this provision; and

(B)                               when used with respect to an investment adviser of or principal underwriter for any investment company—

(i)                                     any affiliated person of such investment adviser or principal underwriter,

(ii)                                  any member of the immediate family of any natural person who is an affiliated person of such investment adviser or principal underwriter,

(iii)                               any person who knowingly has any direct or indirect beneficial interest in, or who is designated as trustee, executor, or guardian of any legal interest in, any security issued either by such investment adviser or principal underwriter or by a controlling person of such investment adviser or principal underwriter,

(iv)                              any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of such investment company has acted as legal counsel for such investment adviser or principal underwriter,

(v)                                 any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6 month period preceding the date of the determination of whether that person of affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for

(1)                                 any investment company for which the investment adviser or principal underwriter serves as such;

(2)                                 any other investment company holding itself out to investors, for purposes of investment or investor services, as a company related to any investment company for which the investment adviser or principal underwriter serves as such; or

(3)                                 any account over which the investment adviser has brokerage placement discretion.

(vi)                              any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6 month period preceding the date of the determination of whether that person of affiliated person is an interested person, has loaned money or other property to

(1) any investment company for which the investment adviser or principal underwriter serves as such;

(2)                                 any investment company holding itself out to investors, for purposes of investment or investor services, as a company related to any investment company for which the investment adviser or principal underwriter serves as such; or

(3)                                 any account for which the investment company’s investment adviser has borrowing authority,

(vii)                           any natural person whom the Commission by order shall have determined to be an interested person by reason of having had at any time since the beginning of the last two completed fiscal years of such investment company a material business or professional relationship with such investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter.

For the purposes of this paragraph (19), “member of the immediate family” means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships. The Commission may modify or revoke any order issued under clause (vi) of subparagraph (A) or (B) of this paragraph whenever it finds that such order is no longer consistent with the facts.  No order issued pursuant to clause (vi) of subparagraph (A) or (B) of this paragraph shall become effective until at least sixty days after the entry thereof, and no such order shall affect the status of any person for the purposes of this title or for any other purpose for any period prior to the effective date of such order.

2.              Definition of “Affiliated Person” under Section 2(a)(3) of the Investment Company Act of 1940.

Affiliated Person of another person means

(A)                               any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

(B)                               any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such other person;

(C)                               any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(D)                               any officer, director, partner, copartner, or employee of such other person;

(E)                                if such other person is an investment company, any investment adviser thereof or any member of an Advisory board thereof; and

(F)                                 if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

Appendix B

Below is FINRA Gifts and Gratuities Rule 3220 in its entirety.

3220. Influencing or Rewarding Employees of Others

a) No member or person associated with a member shall, directly or indirectly, give or permit to be given anything of value, including gratuities, in excess of one hundred dollars per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity.

(b) This Rule shall not apply to contracts of employment with or to compensation for services rendered by persons enumerated in paragraph (a) provided that there is in existence prior to the time of employment or before the services are rendered, a written agreement between the member and the person who is to be employed to perform such services. Such agreement shall include the nature of the proposed employment, the amount of the proposed compensation, and the written consent of such person’s employer or principal.

(c) A separate record of all payments or gratuities in any amount known to the member, the employment agreement referred to in paragraph (b) and any employment compensation paid as a result thereof shall be retained by the member for the period specified by SEA Rule 17a-4.